                   FILED

File No. BA20261818711

Date Filed: 9/23/2026

CERTIFICATE OF DETERMINATION OF

RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

OF

SERIES A PREFERRED STOCK

OF

OMNITEK ENGINEERING CORP.

Pursuant to Section 401 of the California Corporations Code

The undersigned, Werner Funk, hereby certifies that:

1.He is the duly elected and acting President and Secretary, respectively, of Omnitek Engineering Corp., a California corporation, number 2285106 (the “Corporation”).

2.The Corporation is authorized to issue a total of twenty-five million (25,000,000) shares of Preferred Stock, in one or more series, none of which have been issued as of the date hereof.

3.Pursuant to the authority conferred upon the Board of Directors (the "Board") by the Corporation’s Amended and Restated Articles of Incorporation (the “Articles”), as amended through the date hereof, and in accordance with Section 401 of the California Corporations Code, the Board, by unanimous written consent, has adopted the following recitals and resolutions:

Whereas, the Articles of the Corporation authorize a class of Preferred Stock comprising 25,000,000 shares issuable from time to time in one or more series; and

Whereas, the Board of Directors of the Corporation is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock including but not limited to the dividend rights, dividend rates, conversion rights, voting rights, and the liquidation preferences, and the number of shares constituting any such series and the designation thereof, or any of them; and

Whereas, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to establishes a series of Preferred Stock of the Corporation designated as “Series A Preferred Stock,” and fix the rights, preferences, privileges and restrictions and other matters relating to, and the number of shares constituting such series.

NOW, THEREFORE, BE IT,

RESOLVED, that the Board of Directors, in accordance with the Articles of Incorporation and Bylaws of the Corporation and applicable law, does hereby create and provide for the issue of a series of Preferred Stock consisting of 20,000 shares designated as “Series A Preferred Stock”, and does hereby fix the rights, preferences, privileges, and restrictions relating to the Series A Preferred Stock, as follows:

Section 1.  Designation and Number of Shares.

1.1There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated “Series A Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares constituting the Series A Preferred shall be 20,000, none of which has been issued.

1.2Each share of Series A Preferred shall have an “Original Issue Price” of $100 per share (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, and the like with respect to the Series A Preferred Stock).

Section 2.  Voting Rights.

2.1General. Each holder of shares of Series A Preferred Stock shall be entitled to 50,000 votes for each share of Series A Preferred Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

2.2Except as provided by law, by the Articles, or by this Certificate of Determination, the holders of Series A Preferred shall at all times vote together with the shares of the Common stock of the Corporation, as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

Section 3.  Protective Provisions.  For so long as there are any shares of Series A Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, combinations, recapitalizations, and the like), the Corporation shall not, either directly or indirectly (whether by amendment, merger, consolidation, or otherwise), without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, voting as a separate class:

(a)amend, alter, or repeal any provision of the Articles or the Bylaws of the Corporation in a manner that adversely affects the powers, preferences, or rights of the Series A Preferred Stock;

(b)liquidate, dissolve, or wind up the business and affairs of the Corporation, or consent to any of the foregoing;

(c)create, or authorize the creation of, or issue any additional class or series of shares, or increase the authorized number of shares of any class or series, having rights, preferences, or privileges senior to or on parity with the Series A Preferred Stock;

(d)purchase or redeem, or pay or declare any dividend or make any distribution on, any shares of the Corporation other than (i) redemptions of, or dividends or distributions on, the Series A Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, and (iii) repurchases of stock from former employees, officers, directors, consultants, or other persons who performed services for the Corporation in connection with the cessation of such service at the lower of the original purchase price or the then-current fair market value thereof or pursuant to the exercise of a contractual right of first refusal held by the Corporation; or

Section 4.  Conversion.  The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into 50,000 fully paid and nonassessable shares of Common Stock.

4.2Automatic Conversion.  Each share of Series A Preferred Stock shall automatically be converted into 50,000 fully paid and nonassessable shares of Common Stock (a) immediately upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock at a price per share of at least $5.00 (as adjusted for stock splits, stock dividends, combinations, recapitalizations, and the like) with aggregate gross proceeds to the Corporation of at least $20,000,000, or (b) upon the vote or written consent of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock.

4.3Mechanics of Conversion.  Before any holder of Series A Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor (or, if such holder alleges that any such certificate has been lost, stolen, or destroyed, a lost certificate affidavit and customary indemnity), at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation of the election to convert the same and the name or names in which the shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder a certificate or certificates (or book-entry notation) for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of such date. In the case of an automatic conversion pursuant to Section 4.2, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders thereof, and the Corporation shall not be obligated to issue certificates or make book-entry notations evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are delivered to the Corporation or its transfer agent as provided above.

4.4Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the date on which the first share of Series A Preferred Stock is issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased, and, conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.5Adjustment for Common Stock Dividends and Distributions; Reclassification.  If the Corporation at any time or from time to time after the Original Issue Date makes or issues a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, the Series A Conversion Price shall be proportionately adjusted so that the holders of Series A Preferred Stock shall receive, upon conversion, the number of shares of Common Stock they would have held had their shares been converted immediately prior to such event. If the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, or otherwise, then in any such event each holder of Series A Preferred Stock shall thereafter be entitled to receive upon conversion, in lieu of the shares of Common Stock previously issuable upon conversion, the kind and amount of shares of stock and other securities receivable upon such event by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such event, all subject to further adjustment as provided herein.

4.6No Fractional Shares.  Upon conversion of the Series A Preferred Stock, any fractional shares shall be rounded up to the nearest whole share of common stock.

4.7Reservation of Shares.  The Company will use best efforts within 90 days from the issuance of the Series A Preferred Stock to amend its Articles of Incorporation to increase its authorized number of shares of Common Stock, as necessary, , and shall at all times when any shares of Series A Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

4.8Status of Converted Shares.  In the event any shares of Series A Preferred Stock shall be converted pursuant to this Section 4, the shares so converted shall be cancelled and shall not be reissuable by the Corporation as Series A Preferred Stock, and, upon the filing of an appropriate certificate with the California Secretary of State, the authorized number of shares of Series A Preferred Stock may be correspondingly reduced.

Section 5.  Miscellaneous.

5.1Notices.  Any notice required or permitted by the provisions hereof to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the address of such holder last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the California Corporations Code, and shall be deemed given when so mailed or given.

5.2Waiver.  Any of the rights, powers, preferences, and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

RESOLVED FURTHER, that the President acting together with any one of the Secretary, or the Chief Financial Officer, of this Corporation are authorized to execute, verify, and file a Certificate of Determination of Preferences of Series A Preferred Stock in accordance with the foregoing resolutions and provisions of California law.”

4.No shares of Series A Preferred Stock have been issued.

5.No vote of the Corporation’s shareholders was required.

6.The foregoing resolutions were duly adopted by the required vote of the Board in accordance with Section 401 of the California Corporations Code and the Articles.

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate of Determination are true and correct to their own knowledge.

Executed at Vista, California, on September 23, 2026.

/s/ Werner Funk

________________________________________

By: Werner Funk

Title:  President

/s/ Werner Funk

_________________________________________

By: Werner Funk

Title:  Secretary